Cypress Bioscience, Inc. Announces Fourth Quarter and Fiscal Year End 2006 Results

SAN DIEGO, CA -- 03/14/2007 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the fourth quarter and year ended December 31, 2006. For the quarter ended December 31, 2006, the Company reported a net loss of approximately $1.1 million or $0.03 per share basic and diluted compared to a net loss of approximately $1.8 million or $0.06 per share basic and diluted for the corresponding period in 2005. For the year ended December 31, 2006, the Company reported a net loss of approximately $8.2 million or $0.26 per share basic and diluted compared to a net loss of approximately $8.6 million or $0.28 per share basic and diluted for the corresponding period in 2005. At December 31, 2006, the Company had cash, cash equivalents and investments totaling $102.8 million.

The Company reported revenues of $0.9 million and $4.3 million for the quarter and year ended December 31, 2006, respectively, compared to $1.3 million and $8.4 million for the quarter and year ended December 31, 2005, respectively. The revenues recognized during 2006 and 2005 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories during 2006 for certain of our employees devoted to the development of milnacipran. The decrease in revenues during the fourth quarter of 2006 and the year ended December 31, 2006 was primarily due to a decrease in sponsored development reimbursements during 2006 as a result of the completion of the first Phase III trial during the second half of 2005 and full enrollment for the extension trial to our first Phase III trial during the second quarter of 2005.

Total operating expenses for the quarter and year ended December 31, 2006 were $3.3 million and $17.6 million, respectively, compared to $3.7 million and $19.5 million for the quarter and year ended December 31, 2005, respectively. The decrease in operating expenses during the quarter and year ended December 31, 2006 was primarily attributable to a decrease in costs incurred during 2006 due to the completion of our first Phase III clinical trial during the second half of 2005, full enrollment for the extension trial to our first Phase III trial during the second quarter of 2005 and a decrease in costs incurred in connection with our sleep apnea program, which was discontinued in the second quarter of 2006. This decrease in operating expenses for the quarter and year ended December 31, 2006 was partially offset by the recognition of share-based compensation expense for employee stock options during 2006.

About Cypress Bioscience, Inc.

Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other central nervous system conditions. Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.

In August 2001, Cypress licensed from Pierre Fabre Medicament its product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. The top-line results from the first Phase III trial evaluating milnacipran as a potential treatment for FMS were announced in September 2005. Although the results did not achieve statistical significance at the p < 0.05 level, Cypress believes the preliminary results support continuation of the development program for milnacipran, which includes a second Phase III study, that was commenced in October 2004, and an additional third Phase III study, that was initiated in the first quarter of 2006.

We are continuing to evaluate other various potential strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that our second Phase III clinical trial evaluating milnacipran (our only product) for FMS may not achieve statistical significance on the primary endpoint and therefore, that our development of milnacipran may be terminated; that even if our second Phase III trial does achieve statistical significance, because we did not achieve statistical significance on our primary endpoint for the first Phase III clinical trial evaluating milnacipran for FMS, that the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval even if we do decide to submit it as such; that we and Forest may elect not to continue development of milnacipran for any reason; that the results from our third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates or technologies or integrating any new companies. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

(See following table)

                         CYPRESS BIOSCIENCE, INC.
                         Condensed Financial Data
                   (In thousands except per share data)

Statement of Operations Data:

                                     Quarters ended        Years ended
                                       December 31,        December 31,
                                      2006      2005      2006      2005
                                    --------  --------  --------  --------
                                        (unaudited)

Revenues under collaborative
 agreement                          $    947  $  1,266  $  4,322  $  8,385

Operating expenses:
Research and development               1,345     2,609     9,184    15,840
General and administrative             1,953       989     8,379     5,448
Compensation expense (benefit)
 - variable stock options                  -        75         -    (1,749)
                                    --------  --------  --------  --------
Total operating expenses               3,298     3,673    17,563    19,539
                                    --------  --------  --------  --------

Other income, net                      1,268       610     4,994     2,527
                                    --------  --------  --------  --------

Net loss                            $ (1,083) $ (1,797) $ (8,247) $ (8,627)
                                    ========  ========  ========  ========

Net loss per share - basic and
 diluted                            $  (0.03) $  (0.06) $  (0.26) $  (0.28)
                                    ========  ========  ========  ========

Shares used in computing net loss
 per share - basic and diluted        32,151    31,902    32,095    31,105
                                    ========  ========  ========  ========

Balance Sheet Data:
                                                 December 31,  December 31,
                                                    2006          2005
                                                 -----------   -----------

Assets
  Cash, cash equivalents and short-term
   investments                                   $   102,778   $   109,613
  Other current assets                                   950         1,097
  Other non-current assets                                97            82
                                                 -----------   -----------
    Total assets                                 $   103,825   $   110,792
                                                 ===========   ===========

Liabilities and Stockholders’ Equity
  Current liabilities                            $     4,220   $     5,174
  Long-term liabilities                               12,508        15,643
  Stockholders’ equity                                87,097        89,975
                                                 -----------   -----------
    Total liabilities and stockholders’ equity   $   103,825   $   110,792
                                                 ===========   ===========

CONTACT:
Sabrina Martucci Johnson
Chief Financial Officer and Executive Vice President
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323